By: ______________________

Name: Alfredo Papadakis

Title: Director

CONSENTED TO BY:

By: ______________________

Latiff Chagper

EXHIBIT A TO CONVERTIBLE NOTE

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ __249,000 ________ of the principal amount and accrued interest of the above Note No. into Shares of Common Stock of The Now Corporation according to the conditions hereof, as of the date written below.

Date of Conversion*

Conversion Price * ______________________

Accrued Interest______________________

Signature______________________